EXHIBIT 10.25

Description of Director Compensation

Non-employee directors of the Company currently receive $8,750 per fiscal quarter in compensation for service as director, plus $1,250 per board and committee meeting attended, except the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee each receive $10,000 per fiscal quarter and $1,250 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan, as amended and restated effective January 1, 2003. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 1999 Long Term Incentive Plan. The compensation of directors may be changed from time to time by the Board of Directors without stockholder approval.